UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 18, 2006

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Company disclosed the following matters under Item 8.01 of a Report on Form 8-K filed on August 23, 2006, and have included herein additional information regarding a shareholder derivative complaint filed in the U.S. District Court for the District of New Jersey on August 18, 2006.

On August 18, 2006 a shareholder derivative complaint was filed in the District Court for the District of New Jersey against certain current and former officers and directors. The suit alleges that named parties breached their fiduciary duties to the Company by, among other things, making statements between November, 2004 and July, 2005 which plaintiffs claim were false and misleading and by allegedly failing to implement adequate internal controls and means of supervision at the Company. The suit seeks an unspecified amount of damages from the named parties and modifications to the Company's corporate governance policies.

The suit further alleges that the defendants gave false or misleading statements and assurances to the public and shareholders between November 2004 and the present ("Relevant Period") when they knew or should have known that material facts were improperly concealed from shareholders and the public including the alleged facts that: information presented in financial statements and related press releases during the Relevant Period was inaccurate; that there were no (or insufficient) internal controls with the result that actual and forecasted inventories, sales, and related financial results were not accurately reported; that from November 2004 forward, the defendants knew or should have known that the Company would violate the Leveraged Ratio and earnings before interest, taxes, depreciation and amortization ("EBITDA") Covenants of its senior secured credit facility for fiscal year 2005; the Company presented its financial results and statements in a manner that violated generally accepted accounting principles ("GAAP"); the Company’s restructuring had not reduced costs; the Company did not adequately hedge against the sharp price increases in lead and other commodities and falsely assured investors otherwise; the Company was not able to properly forecast its inventory requirements and failed to timely write down the value of obsolete inventory thereby overstating net income; and that the Company violated the terms of a contract with a large customer. The allegations in the complaint are similar to the previously filed and disclosed shareholder class action suit described in Note 13 to the financial statements contained in the Company's Form 10-Q filed on August 8, 2006. The individual defendants intend to vigorously defend the suit.

Additionally, on August 21, 2006, the U.S. District Court for the Southern District of New York held a hearing on the Company's Motion to Dismiss the complaint filed in 2005 by Murray Capital Management, Inc., as previously described in the Company's most recent Form 10-Q. The Court granted the Company's Motion to Dismiss without prejudice, and permitted the plaintiff 45 days to file an amended complaint.

On August 23, 2006, the Company issued a press release, attached hereto as Exhibit 99.1 hereto, announcing the election of directors and results of voting on other matters at the Company's Annual Meeting of Shareholders.

On August 23, 2006, the Company also issued a press release, attached hereto as Exhibit 99.2, announcing August 23, 2006 as the record date and September 14, 2006 as the expiration date for the $75 million rights offering.

As a result of the rights offering referred to in such press release, the exercise price of the Company's warrants will be reduced to $30.69 per share of common stock, the number of shares issuable upon the exercise of each warrant will increase by approximately 4.63% and the conversion price of the Company's convertible senior subordinated notes will be reduced to $16.42 per share. These adjustments will be confirmed in notices sent in accordance with the warrant agreement and the indenture for the convertible notes.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

August 24, 2006	By:	Phillip A. Damaska

Name: Phillip A. Damaska
Title: Senior Vice President and Corporate Controller